UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 18, 2002

CLAYTON WILLIAMS ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-20838	75-2396863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Desta Drive, Suite 6500, Midland, Texas	79705-5510
(Address of principal executive offices)	(Zip code)

Registrant’s Telephone Number, including area code:   (915) 682-6324

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Item 2             Acquisition or Disposition of Assets

On July 18, 2002, Clayton Williams Energy, Inc. (the “Company”) acquired 100% working interest and operating rights in the Romere Pass Unit in Plaquemines Parish, Louisiana for total consideration of $22 million.  The Romere Pass Field, located in the Mississippi Delta 70 miles southeast of New Orleans, encompasses approximately 10,000 acres in the midst of the Company’s on-going exploration program in the Miocene Trend of south Louisiana.  As of July 1, 2002, the effective date of the acquisition, production from the acquired properties aggregated approximately 400 barrels of oil and 5,400 Mcf of natural gas per day, net to the Company’s interest.

Based upon a report prepared by independent petroleum engineers, the Company has attributed proved reserves, computed in accordance with guidelines established by the Securities and Exchange Commission, totaling 32.1 Bcf of natural gas equivalents to the acquired properties as of July 1, 2002, as set forth in the following table:

	Gas Reserves (Bcf)	Oil Reserves (MBbls)	Present Value at 10% ($000’s)
Proved developed producing	4.3	626	$13,632
Proved developed nonproducing	6.1	486	13,954
Proved undeveloped	6.2	1,469	24,653

Total proved reserves	16.6	2,581	$52,239

The total purchase price of $22 million consisted of $17.5 million cash, the issuance of a $3.5 million letter of credit for future liabilities, and the granting of an after-payout production payment in the amount of $1 million.  After the Company has recouped $21 million, plus certain developmental drilling costs and interest at an annual rate of 12%, the production payment will be repaid out of 5% of the Company’s net proceeds from production.

The Company financed the acquisition through borrowings on its bank credit facility.  The acquired properties were pledged to secure the bank credit facility, and the loan agreement was amended to increase the borrowing base to $110 million.  Immediately following the acquisition, the Company had $10.7 million of funds available under the bank credit facility.  The borrowing base is scheduled to be redetermined by the banks in November 2002.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CLAYTON WILLIAMS ENERGY, INC.

Date: July 24, 2002	By:	/s/ L. Paul Latham
L. Paul Latham
Executive Vice President and Chief Operating Officer

Date: July 24, 2002	By:	/s/ Mel G. Riggs
Mel G. Riggs
Senior Vice President and Chief Financial Officer